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                                                                    Exhibit 21.1



DQE has the following direct subsidiaries, all of which are wholly or majority owned:

Duquesne Light Company, a Pennsylvania corportion
AquaSource, Inc., a Delaware corporation
DQE Energy Services, LLC, a Delaware limited liability company
DQE Financial Corp., a Delaware corporation
DQE Enterprises, Inc., a Pennsylvania corporation
DQE Systems, Inc., a Pennsylvania corporation
DQE Capital Corporation, a Delaware corporation
Cherrington Insurance Ltd., a Bermuda corporation